Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Marty E. Adams
Chairman, President and CEO
Sky Financial Group, Inc.
(419) 254-6182

Rodney W. Vargo
President and CEO
Falls Bank
330-673-4300 ext. 314

Sky Financial Group to Acquire Falls Bank

June 21, 2005 – Bowling Green, Ohio – Sky Financial Group, Inc. (NASDAQ: SKYF) and Falls Bank (Stow, Ohio) announced today the execution of a definitive agreement for Sky Financial to acquire Falls Bank, an $83.6 million bank that operates two full-service branches in the Akron, Ohio market.

Under the terms of the agreement, shareholders of Falls Bank will be entitled to receive cash, shares of Sky Financial Group, or a combination thereof, based upon an election process to occur prior to closing. Cash consideration is valued at $17.50 per Falls Bank share and stock consideration will be set to give a value of $17.50 per Falls Bank share based on the average market price of Sky Financial for a specified period just prior to the completion of the acquisition. The agreement further provides that, in the aggregate, 81% of the Falls Bank shares will be exchanged for Sky Financial common stock, with the remainder of Falls Bank shares exchanged for cash.

The transaction is valued at $12.8 million. Sky Financial and Falls Bank anticipate that the transaction will be completed early in the fourth quarter of 2005, pending regulatory approvals, the approval of the shareholders of Falls Bank and completion of other customary closing conditions. Sky anticipates that Falls Bank will be combined with Sky Bank, its commercial banking affiliate, by the end of the year.

“The Akron/Canton, Ohio area is a good market for Sky and the acquisition of Falls Bank is right on target with our strategy of expanding our presence in growth markets,” stated Marty E. Adams, president, chairman and chief executive officer of Sky Financial.

Dewey VanHoose is the regional president for Sky Bank’s Stark/Summit/Medina Region, which will ultimately integrate Falls Bank’s business into Sky Bank. “We have been looking to expand in and around

Akron, and the acquisition of Falls Bank makes perfect sense for our expansion plans. Like Sky, Falls Bank focuses on the client’s needs with superior service and local decision-making supported by quality people,” stated VanHoose.

“Joining Sky is an important next step for Falls Bank, our employees and clients,” said Rodney Vargo, president and chief executive officer of Falls Bank. “Sky is a growing regional institution that can provide opportunities for our employees while at the same time give our customers access to the broader array of products and services delivered through a community bank structure.”

Falls Bank was advised by Keefe, Bruyette & Woods, Inc. and its legal counsel was Vorys, Sater, Seymour and Pease LLP.

The information in this press release contains forward-looking statements regarding the expected future financial performance and the closing of the announced acquisition that are not historical facts and that involve risks and uncertainties. Actual results and performance could differ materially from those contemplated by these forward-looking statements.

About Sky Financial Group, Inc.

Sky Financial Group is a $15.2 billion diversified financial holding company with its headquarters located in Bowling Green, Ohio. Sky’s asset size places it among the 40 largest publicly-held bank holding companies in the nation. The company operates over 280 financial centers and over 300 ATMs serving communities in Ohio, Pennsylvania, Michigan, Indiana and West Virginia. Sky’s financial service affiliates include: Sky Bank, commercial and retail banking; Sky Trust, asset management services; and Sky Insurance, retail and commercial insurance agency services. Sky is located on the web at www.skyfi.com.

About Falls Bank Headquartered in Stow, Ohio, Falls Bank is $83.6 million bank with two offices in Summit County. Falls Bank is located on the web at www.fallsbank.com.

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